Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
FuelCell Energy, Inc.:
We consent to the use of our report dated January 14, 2011, with respect to the consolidated balance sheets of FuelCell Energy, Inc. and subsidiaries as of October 31, 2010 and 2009 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended October 31, 2010 and the effectiveness of internal control over financial reporting as of October 31, 2010, incorporated herein by reference.
/s/ KPMG LLP
KPMG LLP
Hartford, Connecticut
September 28, 2011